United States Securities and Exchange Commission Division of Corporation Finance 100 F. Street N.E. Washington, D.C. 20549-7010 USA Amsterdam, The Netherlands, March 8, 2019

Commissioners:
We have read the statements made by AerCap Holdings N.V. ("AerCap") pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Form 20-F of AerCap dated March 8, 2019. We agree with the statements concerning our Firm contained therein.
Yours sincerely
PricewaterhouseCoopers Accountants N.V.
/s/ H.C. Wüst RA
partner

PricewaterhouseCoopers Accountants N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam, P.O. Box 90357, 1006 BJ Amsterdam, the Netherlands
T: +31 (0) 88 792 00 20, F: +31 (0) 88 792 96 40, www.pwc.nl

‘PwC’ is the brand under which PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287), PricewaterhouseCoopers Compliance Services B.V. (Chamber of Commerce 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (Chamber of Commerce 54226368), PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289) and other companies operate and provide services. These services are governed by General Terms and Conditions (‘algemene voorwaarden’), which include provisions regarding our liability. Purchases by these companies are governed by General Terms and Conditions of Purchase (‘algemene inkoopvoorwaarden’). At www.pwc.nl more detailed information on these companies is available, including these General Terms and Conditions and the General Terms and Conditions of Purchase, which have also been filed at the Amsterdam Chamber of Commerce.

Item 16F. Change in Registrant’s Certifying Accountant
On April 30, 2018, our Audit Committee approved the appointment of PricewaterhouseCoopers (“PwC Ireland”), the Irish member firm of PricewaterhouseCoopers International Limited (“PwCIL”), as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Simultaneously, the Audit Committee dismissed PricewaterhouseCoopers Accountants N.V. (“PwC Accountants N.V.”), the Dutch member firm of PwCIL, as the Company’s independent registered public accounting firm. The Audit Committee’s decision to replace PwC Accountants N.V. with PwC Ireland was due solely to the migration of the Company’s headquarters to Ireland in 2016.
The reports of PwC Accountants N.V. on the Company’s consolidated financial statements as of and for the years ended December 31, 2016 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s fiscal years ended December 31, 2016 and 2017 and in the subsequent interim period through April 30, 2018, there were (i) no disagreements between the Company and PwC Accountants N.V. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC Accountants N.V., would have caused PwC Accountants N.V. to make reference to the subject matter of the disagreements in its audit reports as defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto); and (ii) no “reportable events” as defined in Item 16F(a)(1)(v) of Form 20-F.
The Company has provided PwC Accountants N.V. with a copy of this Form 20-F and requested that PwC Accountants N.V. provide the Company with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of PwC Accountants N.V.’s letter, dated March 8, 2019 is attached as Exhibit 15.3 to this Form 20-F.
During the Company’s fiscal years ended December 31, 2016 and 2017 and in the subsequent interim period through April 30, 2018, other than in the normal course of the audit, neither the Company nor anyone on its behalf consulted with PwC Ireland, on either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that PwC Ireland concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement”, as defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto), or a “reportable event” as defined in Item 16F(a)(1)(v) of Form 20-F.

2